Exhibit 99.10

                                                               February 20, 1996

Keystone Quality Bond Fund (B-1)
200 Berkeley Street
Boston, Massachusetts  02116-5034

Gentlemen:

         I am a Senior Vice President of and General Counsel to Keystone Investment Management Company (formerly named Keystone Custodian Funds, Inc.), the investment adviser to Keystone Quality Bond Fund (B-1) (the "Fund"). You have asked for my opinion with respect to the proposed issuance of 3,287,641 additional shares of the Fund.

         To my knowledge, a Prospectus is being filed with the Securities and Exchange Commission (the "Commission") as part of this Post-Effective Amendment No. 95 to the Fund's Registration Statement, which will cover the public offering and sale of the Fund shares currently registered with the Commission.

         In my opinion, such additional shares, if issued and sold in accordance with the Fund's Declaration of Trust, as amended, and offering Prospectus, will be legally issued, fully paid, and nonassessable by the Fund, entitling the holders thereof to the rights set forth in the Declaration of Trust and subject to the limitations set forth therein.

         My opinion is based upon my examination of the Fund's Declaration of Trust, as amended, and By-Laws; a review of the minutes of the Fund's Board of Trustees authorizing the issuance of such additional shares; and the Fund's Prospectus. In my examination of such documents, I have assumed the genuineness of all signatures and the conformity of copies to originals.

         I hereby consent to the use of this opinion in connection with Post-Effective Amendment No. 95 to the Fund's Registration Statement, which covers the registration of such additional shares.

                                               Very truly yours,

                                           /s/ Rosemary D. Van Antwerp

                                               Rosemary D. Van Antwerp
                                               Senior Vice President and
                                               General Counsel

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